Exhibit 10.12

AFFILIATED PHARMACY PROGRAM

PHARMACEUTICAL SUPPLY PROGRAM

This Pharmaceutical Program Supply Agreement (this “Agreement”) is effective as of March 29, 2019 between Thrifty Drug Stores, Inc., a Minnesota corporation (the “Company”), and Tabula Rasa HealthCare, Inc., an affiliated pharmacy (“Retailer”).

RECITALS:

A.The Company and Retailer are parties to an Affiliated Pharmacy Agreement (the “AP Agreement”) dated March 29, 2019.

B.Pursuant to the AP Agreement, Retailer is given the opportunity to participate in various programs provided or arranged by the Company, including this Pharmaceutical Supply Program.

C.Pursuant to the terms and conditions of this Agreement, the Company agrees to provide Retailer certain pharmaceutical and other products provided Retailer commits to purchase certain of its pharmaceutical requirements from the Company through the End Date (as defined below).

D.The Company has contracted with a prime wholesaler (“Prime Supplier”) to provide pharmaceuticals/prescription product needs/over the counter products as well as certain third party fulfillment and logistics services. Retailer will place orders directly with Prime Supplier which will fill orders as contractually required. Payment by Retailer will be due directly from Retailer to the Company.

AGREEMENT:

1.

Purchase Requirement.   In consideration for the pricing and other incentives under this Agreement, Retailer agrees to purchase from the Company throughout the term of this Agreement not less than ninety-eight percent (98%) of Retailer’s total prescription product requirements from the Company, including through the Prime Supplier, authorized non-primary suppliers and the Warehouse Supply Feature described in Section 12 below.

2.

Term.   This Agreement shall commence on the above stated effective date of this Agreement and shall continue in effect for the term of the contract with the Prime Supplier (anticipated to expire on approximately September 30, 2020) (the “End Date”), unless terminated earlier pursuant to terms set forth in the AP Agreement. Notwithstanding anything to the contrary, Retailer may not terminate this Agreement prior to its End Date. If, as of the expiration date of this Agreement, the AP Agreement has been renewed or a new AP agreement has been executed between Retailer and the Company and the agreement between the Company and Prime Supplier and/or another primary wholesaler

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has been renewed, this Agreement shall renew for the same time period as such wholesaler agreement.
3.

Supply Requirement.   The Company has or will contract with a Prime Supplier for purposes of fulfilling Retailer’s orders under this Agreement. Notwithstanding any other provision in this Agreement, neither the Company nor Prime Supplier provides any assurances that goods ordered will be in stock and each reserves their absolute right to determine what goods are carried.

4.	Pricing.
4.1

Branded Pharmaceuticals.   Except as otherwise set forth in this Agreement, Retailer will pay a purchase price for all branded pharmaceutical products purchased under this Agreement in an amount equal to Prime Supplier’s Cost for such branded pharmaceuticals minus a certain discount percentage, plus all applicable taxes or other governmental assessments payable on such purchases as shown in Exhibit 1. The term “Prime Supplier’s Cost” means the manufacturer’s invoice price of the branded pharmaceuticals at the date of Prime Supplier’s invoice to the Company without reduction for cash discounts. Retailer’s initial discount percentage is [*]%. Prices going forward may be adjusted by the Company, in its sole discretion, based on changes in the pricing that the Company receives from Prime Supplier. The pricing described in this Section 4.1 does not apply to branded products that are core specialty products priced on Exhibit 1, Table 1 and listed in Exhibit 3.

4.2

Long Term Care Pharmacies.  Long Term Care Pharmacy (often referred to as Closed Door) will pay a purchase price for all branded pharmaceuticals products purchased under this Agreement in an amount equal to Member GPO Contract Products for such brand pharmaceuticals minus a [*]% discount, as shown in Exhibits 1, plus all applicable taxes or other governmental assessments payable on such purchases.

4.3

Generic Pharmaceuticals. Retailer will pay a purchase price for all generic pharmaceuticals purchased under this Agreement at the price applicable under Prime Supplier’s SynerGx generic pharmaceuticals program. The availability and terms of Prime Supplier’s generic pharmaceuticals program to Retailer may change from time to time based on certain volume thresholds. Subject to certain generic purchasing volumes being met by the Company (including the volume of its participating affiliated retailers), the Company shall pay Retailer a rebate equal to [*] percent ([*]%) of the price for Primary SynerGx generic pharmaceuticals purchased and paid for by Retailer under such program. If the volume thresholds are not met, no rebate shall apply. In addition, no rebate shall be payable if this Agreement has been terminated by the Company prior the end of the rebate period or if the Prime Supplier Agreement has been terminated prior to the end of the rebate period. The rebate, as applicable, shall be paid thirty (30) days after the end of each calendar month. The Company may apply the rebate to any amounts owed

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by Retailer to the Company. Prime Supplier has agreed that it will provide price protection for any generic product Prime Supplier substitutes with a higher priced generic pharmaceutical product (excluding manual overrides by the Company or by Retailer) as a result of Prime Supplier’s fault in availability.

4.4

Specially Priced Merchandise. Notwithstanding the foregoing, the purchase price for certain items (“Specially Priced Merchandise”), including, but not limited to, the following items, will be separately established from time to time and no rebate applies to such items unless separately and explicitly provided: (go to Prime Supplier agreement)

[*]

4.5

Core Specialty and Specialty Priced Pharmaceuticals. Notwithstanding anything to the contrary, the purchase price for certain high cost and specialty pharmaceuticals (“Specialty Pharmaceuticals”) as shown in Exhibit 1.

4.5.1

The Parties agree that Company shall provide to Prime Supplier a Company-specific Asembia contract formulary, containing applicable Asembia Brand Prescription Contract Products, for Prime Supplier to load in the primary GPO position. Company shall be responsible for ensuring the accuracy of such contract formulary. Within thirty (30) days following the end of each quarter, the Parties will review the Asembia Brand Prescription Contract Products ordered and purchased by Company during the immediately preceding month. Notwithstanding anything in this Agreement to the contrary, if the Parties determine that the Asembia contract formulary contained merchandise other than an Asembia Brand Prescription Contract Product and such non-Asembia Brand Prescription Contract Product was purchased, then (i) the purchase price for such item is or should have been the Contract Product pricing set forth in Exhibit 1 and (ii) Company shall be assessed an upcharge by Prime Supplier within thirty (30) days after the end of such quarter in an amount equal to the difference between the Contract Product price and the applicable Invoice Price for all such identified non -Asembia Brand Prescription Contract Products.

5.	Ordering. Prime Supplier has been retained by the Company for purposes of fulfillment (including order processing) and logistics under this Agreement.
5.1

In General. Retailer’s orders must be electronically transmitted (excluding emergency orders) via Prime Supplier standard order system or such other electronic order entry system as may be approved by Prime Supplier from time to time. Retailer must supply, at its own expense, all hardware required to access Prime Supplier’s order system, all required Internet access and any required interfaces or other network enhancements. Retailer agrees not to, use Prime Supplier’s system or any other electronic order entry system provided by Prime

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Supplier under this Agreement for any purpose unrelated to this Agreement. In the event that the electronic order entry is temporarily interrupted for reasons beyond the control of Retailer or Prime Supplier, Retailer may place orders manually and both parties will use reasonable efforts to rectify the problem.

5.2

Schedule II Drugs. Orders for Schedule II controlled substances shall be submitted to Prime Supplier either electronically using the Controlled Substance Ordering System (“CSOS”) or by mail using DEA Form 222, which should be mailed to the applicable Prime Supplier distribution center.

6.	Delivery. Prime Supplier has contracted with the Company for purposes of fulfillment and logistics (including delivery) under this Agreement.
6.1

In General. Prime Supplier has agreed to deliver all goods F.O.B. destination in accordance with Prime Supplier’s general delivery schedules as may be established from time to time by the applicable Prime Supplier servicing division (exclusive of holidays). Prime Supplier shall use good faith efforts to provide one (1) delivery per day which includes goods ordered the prior day before 7:00 p.m., five (5) days per week (Monday through Friday, exclusive of holidays) for pharmaceuticals.

6.2

OTC Products. OTC Products will be delivered to Retailer and to Retailer LTC pharmacies five (5) times per week, on mutually agreed upon times. Upon thirty (30) days advance written notice to Prime Supplier , Retailers that currently receive one (1) delivery per week, shall have the option to change the delivery of OTC Products from one (1) time per week to five (5) times per week. All delivery times are approximate and subject to periodic review and mutual adjustment. An additional charge will be assessed by the Company for additional scheduled deliveries and emergency deliveries on weekends or holidays.

6.3

Deliveries from Alternative Distribution Centers. Retailer (provided Retailer is not located in Hawaii or Alaska) may order merchandise stocked in a Prime Supplier distribution center, other than the distribution center identified by Prime Supplier as Retailer’s primary distribution center, that is not available at such primary distribution center at the time of the order (whether as a result of being temporarily out of stock or otherwise), subject to the shipping and handling fees set forth in the alternate distribution center delivery charges set forth below.

6.3.1

“RED” means Remote Emergency Delivery of Rx Merchandise from a non-primary Prime Supplier distribution center to a Retailer. Prime Supplier will provide each Retailer [*] per quarter, at no additional cost. Any additional REDs will be subject to alternate distribution center delivery charges as forth below.

6.3.2	If the alternative distribution center delivery includes both pharmaceutical and non-pharmaceutical merchandise, then the applicable non-

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pharmaceutical alternative distribution center delivery fee will apply. If the prescription drug is not available within the Prime Supplier network, it will be drop-shipped from the vendor if stock is available, at Retailer’s expense.

Each Alternate Distribution Center Delivery Via:	Shipping and Handling Fee (Pharmaceuticals):	Shipping and Handling Fee (Non-Pharmaceuticals):
Ground	$[*]	$[*]
Two Day	$[*]	$[*]
Overnight, Standard	$[*]	$[*]
Overnight, Priority	$[*]	$[*]
Same Day	[*]	[*]

*Certain hazardous items must be shipped via ground courier, and controlled substances must be filled by the primary distribution center with the appropriate DEA forms/requirements.

6.4

The above shipping and handling charges will not apply to deliveries of merchandise that Prime Supplier does not stock on a consistent basis in Retailer’s primary distribution center (unless Prime Supplier does not stock such merchandise because such merchandise does not meet a level of purchasing activity acceptable to Prime Supplier).

7.

Returned Goods/Shortages/Damages Policy. Prime Supplier has been retained by the Company for purposes of fulfillment (including return processing) and logistics under this Agreement. Prime Supplier’s Returned Goods Policy (which is subject to change by Prime Supplier) shall apply to all merchandise purchased under this Agreement. The Company shall provide a copy of such policy to Retailer. Retailer also agrees to fully participate in Prime Supplier’s Buy-Back Program or Administration Program for processing of Retailer’s eligible unsaleable pharmaceutical products, unless Retailer’s return processor is a company other than Inmar. The Company will provide Retailer with the details of such programs.

8.

Change in Third Party Logistics Provider. The Company reserves the right to terminate this Agreement if the Company’s relationship with Prime Supplier is terminated for any reason or if the Company’s performance of this Agreement becomes illegal or economically impractical based on legal requirements.

9.

Generic Program Volume Based Rebate. The rebate payable on generic pharmaceutical purchases may constitute a “discount or other reduction in price,” as such terms are defined under the Medicare/Medicaid Anti-Kickback Statute. The Company and Retailer agree to comply with any and all requirements imposed on sellers and buyers, respectively, under 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth in 42 C.F.R. §1001.952(h). In this regard, Retailer may have an obligation to accurately report, under any state or federal program which provides

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cost or charge based reimbursement for the products or services covered by this Agreement, or as otherwise requested or required by any governmental agency, the net cost actually paid by Retailer.
10.

Other Goods. Certain OTC/HBA goods, as well as other goods and services may also be made available by the Company to Retailer and delivered once per week under this Agreement. Prices for such goods and services will be established from time to time by the Company; however, OTC/HBA purchases sourced through Prime Supplier will generally be priced at [*] plus [*]%.

11.

Services and Supplies. Upon request, Prime Supplier has agreed to provide Retailer with a handheld ordering device at no charge. Prime Supplier has also agreed to provide, at no charge, shelf labels and price stickers to Retailer for goods the Company acquires from Prime Supplier for resale to Retailer.

12.

Warehouse Supply Feature. Retailer shall also have the right to purchase generic prescription pharmaceuticals and other pharmaceutical-related products and supplies offered for sale from time to time on the IRP.thriftywhite.com website (the “Website”) at the prices and on the terms set forth on the Website from time to time (“Warehouse Supply Feature”).   The Warehouse Supply Feature is separate from the sales that are supplied through Company’s fulfillment arrangement with Prime Supplier. The terms and conditions of the AP Agreement (including payment terms) apply to purchases under the Warehouse Sales Feature. Retailer agrees to all of the terms and conditions stated on Website from time to time. Retailer acknowledges that it is Retailer’s responsibility to make itself aware of changes to such terms and conditions, which shall be binding with respect to transactions initiated on the Website when posted.

13.

Own Use. Retailer represents and warrants that all purchases of pharmaceuticals by Retailer under this Agreement, whether through Prime Supplier or through the Warehouse Supply Feature, will be for Retailer’s “own use” (as that term is defined in judicial or legislative interpretation) within licensed pharmacies owned by Retailer that are identified in the AP Agreement and not for resale to anyone other than the final consumer in the form of completed prescriptions, except for de minimis sales to other providers that directly sell the products to consumers as permitted by applicable state or federal law. In no event, however, shall Retailer sell any products purchased under this Agreement to any entity that resells such products to a non-consumer. Notwithstanding anything to the contrary, this Agreement may be immediately terminated in the event that the Company reasonably determines that Retailer is in breach of this section. Should Retailer in anyway dispense, provide, transfer or sell any pharmaceuticals purchase by Retailer under this Agreement in contravention of this Section, Retailer agrees that it shall be liable for (and shall indemnify and hold the Company harmless from) any and all damages and penalties incurred by Company.

14.	Licensure. Retailer represents and warrants to the Company that Retailer has complied with, currently complies with, and will continue at all times during the term of this

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Agreement to comply with, all applicable licensure requirements and all federal, state and local governmental laws. Prior to purchasing pharmaceutical goods from the Company, and at all times during the term of this Agreement, Retailer will provide the Company with copies of all such licenses and any renewals, revocations, changes or notices related thereto.

15.

Security Interest. The Company retains the right to: (a) adjust Retailer’s payment terms; (b) place Retailer on C.O.D. status, and/or (c) refuse orders from Retailer if the Company has not received payment when due for products or services supplied by (or through) the Company to Retailer or based upon reasonable credit considerations. The Company retains, and Retailer hereby grants, the Company, a security interest in all products (including, without limitation, pharmaceutical drug products, OTC products, HBA products, greeting cards), purchased or hereafter acquired by Retailer from the Company to secure any and all payment obligations now or hereafter owed by of Retailer to the Company. Retailer authorizes the Company to file and maintain UCC financing statements evidencing such security interest.

16.	Compliance with Laws.
16.1

Company and Retailer shall fully comply with all applicable laws relating to their obligations under this Agreement or otherwise applicable to the purchase, handling, sale, distribution or dispensing of and the reimbursement for the merchandise and represent and warrant that (i) prescription products are being purchased for dispensing or administration to patients pursuant to a legitimate prescription, and (ii) any subsequent resale by Retailer will be in compliance with all applicable laws and to a licensed healthcare provider for its dispensing or administration to patients pursuant to a legitimate prescription. Except for liability due to Company’s negligence or intentional misconduct, the Company and Retailer shall defend, indemnify and hold Prime Supplier harmless from any and all liability arising out of or due to nonadherence with such legal or regulatory requirements or representation and warranty.

16.2

Company and Retailer agree that each will comply with applicable United States reporting laws applicable to pharmaceuticals including, without limitation, provisions of the Social Security Act, as amended, Sections 1128A and 1128B, 42 U.S.C. section 1320a-7, 7(a) and 7(b), including penalties involving Medicare or state health care programs, and §1320a-7b together with the regulations promulgated thereunder (including without limitation 42 C.F.R. §1001.952(h)) and comparable state laws or regulations, pertaining to illegal remuneration (including any kickback, bribe, or rebate) by, among other things, properly disclosing (including, without limitation, disclosing, to the extent required by law, any remuneration received under this Agreement that may be necessary for a Party to comply with any cost reporting obligations that such entities may have under applicable federal, state and local law) and appropriately reflecting all discounts, rebates and/or other remuneration described herein in the costs claimed or the

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charges made under federal health care programs (including, without limitation, the Medicaid and Medicare programs) and applicable state or private programs.
16.3

Controlled Substances and Other Regulations. In the event that performance of the terms of this Agreement would cause Prime Supplier to be noncompliant with or in jeopardy of being noncompliant with any federal, state or local law, rule, regulation or ordinance or any governmental requirement, guideline or pronouncement involving either controlled substances or any other regulated products or activities, including but not limited to the DEA’s regulatory requirements for verifying its customers and reporting suspicious or excessive orders, Prime Supplier may, within its sole and absolute discretion, do any of the following: (a) limit or deny any order for controlled substances or other regulated products as warranted by any established diversion monitoring program of Prime Supplier, and (b) immediately terminate this Agreement, in whole or in part, without liability if: (i) continued performance of any part of this Agreement would violate any federal, state or local law, rule or regulation, or put Prime Supplier in jeopardy of violating any federal, state or local law, rule or regulation regarding either controlled substances or any other regulated products or activities; or (ii) Prime Supplier receives a complaint, notice, warning letter or other communication from a governmental agency alleging noncompliance with any laws, rules or regulations in relation to Prime Supplier’s distribution of the Merchandise (including without limitation controlled substances) under this Agreement or to Customers’ or the Warehouse’s actions or omissions with respect to either controlled substances or any other regulated products or activities.

17.

Drug Supply Chain Security Act. Effective July 1, 2015, Section 582 (d) (1)(A) of the Drug Supply Chain Security Act (“DSCSA”) requires pharmacies (“Dispensers”) to capture and transmit the transaction history, transaction information and transaction statement (collectively “Transaction Data”) for pharmaceutical products received from an authorized wholesaler(s). Subject to the termination provisions below, and subject to Retailer’s signature of agreement to the terms and conditions of the Drug Supply Chain Security Act Agreement to Maintain Transaction Data attached as Exhibit “4” of this Agreement (“Data Maintenance Agreement”), Company agrees to confidentially maintain for six (6) years, beginning on the date of a transaction, the Transaction Data required to be maintained by Retailer under subsection 582(d) of the DSCSA at no additional charge to Retailer . Retailer may access the Transaction Data at Company’s proprietary website http://irp.thriftywhite.com. Only Transaction Data for products sold to Retailer by Company will be maintained. Retailer agrees that it is responsible to maintain for six (6) years the transactional data required by the DSCSA for product it receives direct from the manufacturer (e.g., by drop shipment) or from any sources other than Company.

18.	External Event.
18.1	External Event; Request. For purposes of this Section, “External Event” shall mean an event or series of events external to and beyond the control of the Company that

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has or is likely to have a significant adverse impact on the Company’s business or operations. By way of illustration and not of limitation, an External Event may include a material market fluctuation, governmental law, the actual or proposed enactment or promulgation of a regulation or administrative action, or a fundamental change in manufacturers’ pricing or distribution policies. In response to an External Event, the Company may, at its option, request in writing (a “Request”) that the pricing and/or other terms of this Agreement be renegotiated so as to equitably reflect the effect of the External Event. The Request shall identify the External Event and set forth the general nature and scope of the adjustment requested. As soon as practicable after Retailer’s receipt of such request, the parties shall meet and begin good faith negotiations. If, at the end of sixty (60) days following Retailer’s receipt of a Request, the parties have been unable to agree on satisfactory pricing or other terms, the Company shall have the right to terminate this Agreement upon five (5) days’ prior written notice.

18.2

Mediation. In the event that Retailer considers the reason(s) for termination to be inadequate under this provision or refuses to renegotiate this Agreement, or the Parties are unable to reach an amicable renegotiation of the Agreement, each party agrees that prior to filing any lawsuit or other legal action against the other party regarding such issue or dispute arising out of or otherwise relating to this External Event provision, the parties shall participate in an expedited, non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”). A party shall initiate such mediation by submitting a Request for Mediation (“Mediation Request”) to the AAA and the other party by hand delivery and/or facsimile. Within 10 days thereafter, the parties shall agree upon a single mediator to conduct the mediation or, if they are unable to agree, request the AAA to make the appointment. The mediation shall be conducted in Minneapolis, Minnesota and, absent a written waiver executed by both parties, shall be completed within thirty-five (35) days after either party first submits a Mediation Request. All mediation fees payable to the AAA shall be shared equally between the parties.

19.

Confidentiality. Retailer agrees to hold the terms of this Agreement in strict confidence and hereby reaffirms its obligation to hold the terms of the AP Agreement and all Programs entered into under the AP Agreement in strict confidence and not disclose the terms of such agreements (including the terms, conditions and pricing applicable to the purchase of goods hereunder) to any person or entity without the express written consent of the Company.

20.

Injunctive Relief/Indemnification. Retailer acknowledges that its breach of any obligation applicable to Retailer under Sections 4, 13, 14, 19 and Exhibits 1 and 2 of this Agreement will constitute immediate and irreparable damage to the Company that cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance or other equitable relief (without any requirement that a bond be posted by Company). Further, Retailer understands that other action may be taken and remedies enforced against it. Retailer agrees to indemnify and

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hold Company harmless from all costs (including reasonable attorneys’ fees), damages, and liabilities Company incurs as a result of Retailer’s breach of any provision of this Agreement. The confidentiality obligations of Retailer regarding Sections 4, 13, 14, 19 and Exhibits 1 and 2 of this Agreement shall survive the termination of this Agreement.

21.	General Provisions.
21.1

Notice. Any notice or other communication required or desired to be given to a party under this Agreement shall be in writing and shall be deemed given when: (a) received by the recipient, after being sent via certified mail, return receipt requested, and addressed to that party at the address for such party set forth at the end of this Agreement; or (b) received by the recipient after being sent via Federal Express, Airborne, or similar overnight delivery service for delivery to that party at that address. A party may change its address for notices under this Agreement by giving the other parties notice of such change in accordance with the terms of this Agreement.

21.2

Relationship. The parties intend the relationship created by this Agreement to be that of buyer and seller (not distributor or/dealer or franchise/franchisee). Each is an independent contractor, and neither is the agent of the other. This Agreement does not authorize Retailer to use, and Retailer agrees not to use, any trademarks, trade names, logos, etc. owned by the Company and used by its Company-owned stores, except as is expressly permitted by a separate license agreement between the parties. Retailer acknowledges that the Company may receive discounts, rebates or other consideration in connection with the Company arranging the Programs and that the Company is entitled to retain the same with no obligation of disclosure or accounting to Retailer. The Company is not a fiduciary for Retailer in any respect.

21.3

Warranty Disclaimer. The Company disclaims, and Retailer waives, any claims and damages arising from the failures, errors or delays of the Company’s third-party agents in connection with the provision of goods and services provided on the Company’s behalf under this Agreement or any of the Programs. The Company hereby assigns to Retailer its rights against the Company’s third-party agents relating to their failures or errors in connection with the provision of with filling and delivering goods ordered as well as in connection with the provision of goods and services performed by them on the Company’s behalf. Retailer acknowledges that failures of timely deliveries and performance by the Company or third-party vendors may occur and do not give rise to a damage claim by Retailer. THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WITH RESPECT TO THE GOODS SOLD AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED CONDITIONS OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR MERCHANTABILITY. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF THE COMPANY HAS ANY AUTHORITY TO BIND THE COMPANY TO ANY AFFIRMATION, REPRESENTATION OR

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WARRANTY EXCEPT AN AUTHORIZED OFFICER OF THE COMPANY PURSUANT TO A SIGNED WRITTEN AGREEMENT.
21.4

LIMITATION OF LIABILITY. THE COMPANY SHALL HAVE NO LIABILITY TO RETAILER OR ANY OTHER PERSON FOR, AND RETAILER HEREBY EXPRESSLY WAIVES, ALL REMEDIES AND DAMAGES RELATING TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY DESCRIPTION. THE PARTIES EXPRESSLY AGREE THAT SUCH LIMITATION IS AN AGREED UPON ALLOCATION OF RISK. UNDER NO CIRCUMSTANCES SHALL THE COMPANY’S LIABILITY FOR ANY CAUSE EXCEED [*].

21.5

Force Majeure. Each party’s obligations under this Agreement will be excused if and to the extent that any delay or failure to perform such obligations is due to causes beyond its reasonable control, including, without limitation, acts of war or terrorism, fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, manufacturer out-of-stock or delivery disruptions, acts of God, or any law or regulation issued by any government or governmental or quasi-governmental agency or any judgment or judicial, executive or administrative order or decree, whether or not ultimately held to be valid. The party experiencing such a force majeure event shall promptly notify the other party of such event and use its reasonable commercial efforts to promptly cure the same.

21.6

Assignment. Retailer shall not assign this Agreement in whole or in part without the prior written consent of the Company, and any attempted assignment shall be null and void. Subject to the Company’s prior written consent, Retailer shall assign its obligations under this Agreement, including any Programs subscribed to by Retailer, to any purchaser or successor to the Store. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto.

21.7

Choice of Law. This Agreement, and the respective rights of the parties under this Agreement, shall be governed and construed by the laws of the State of Minnesota, without application of any choice of law considerations. Any claim, cause of action, suit or demand allegedly arising out of or related to this Agreement, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Minneapolis, Minnesota, and the parties irrevocably consent to the jurisdiction and venue of such courts. Each party hereto agrees that valid service of process may be effected on it by certified mail at the addresses stated on the signature page of this Agreement.

21.8

Survival. The rights and obligations of the parties intended to be observed and performed by the parties after the consummation of this Agreement shall survive the same and continue thereafter in full force and effect.

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21.9

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Agreement with signatures transmitted electronically (e.g., by facsimile or pdf) shall be deemed to be original signed versions of this Agreement.

21.10

Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21.11

Entire Agreement; Modification and Waiver. This Agreement, together with any exhibits and the related written agreement(s) in the Affiliated Pharmacy Program, represent the only agreements among the parties concerning the AP Program and pharmaceutical supplies and supersede all prior agreements, whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof. This Agreement shall not be construed against either party since each party has had the opportunity to negotiate its provisions and contribute to its drafting.

Each of the parties has caused this Pharmaceutical Program Supply Agreement to be executed in the manner appropriate to each intending to be legally bound.

RETAILER		THRIFTY DRUG STORES, INC.

By:	/s/ Calvin H. Knowlton, PhD	By:	/s/ Scot D. Rewerts

Title:	Chairman & CEO	Title:	Director Affiliated Pharmacy Program

Date:	3/29/2019	Date:	4/1/2019

Address:	228 Strawbridge Drive	Address:	6055 Nathan Lane North, #200
	Moorestown, NJ 08057		Plymouth, MN 55442

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 1

COST OF GOODS PRICING

Merchandise included within the categories listed in the chart below will be priced and invoiced at the applicable invoice price as set forth below and will be subject to the corresponding Cost of Goods markup:

Table 1

Merchandise Category	Invoice Price	Cost of Goods Markup
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

†  Prime Supplier shall only recognize and extend [*] pricing to [*] for a single [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 2

Table 2

Cost of Goods Markup Matrix For [*], (excluding [*])
Annual [*] Volume*	Invoice COGs (non-cumulative)	Monthly Statement Discount	Cost Minus Net COGS
[*]	[*]	[*]%	[*]%
[*]	[*]	[*]%	[*]%
[*]	[*]	[*]%	[*]%
[*]	[*]	[*]%	[*]%
[*]	[*]	[*]%	[*]%

*[*] Volume” means [*] purchased by Retailer from Prime Supplier during the prior Contract Year. Notwithstanding the foregoing, the Parties agree for the first Contract Year to provide an applicable Cost of Goods Markup of Cost minus [*]%. Within thirty (30) days following the end of the first Contract Year, the Parties will review the actual SynerGx Volume for such year. If the actual [*] Volume exceeds $[*], then Prime Supplier shall provide Company with a true-up adjustment at the applicable Cost of Goods Markup and Company will adjust Retailer’s rebates accordingly. If the actual [*] Volume is less than $[*], then Company will provide Prime Supplier with a true-up adjustment at the applicable Cost of Goods Markup and Company’s rebates to Retailer will be adjusted accordingly. Such true-up adjustment will be paid by the relevant Party within sixty (60) days after the end of the first Contract Year.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Table 3

Cost of Goods Markup Matrix for [*]
[*] Volume	Invoice COGS	Monthly Statement Discount	Cost Minus Net COGS
[*]	[*]	[*]%	[*]
[*]	[*]	[*]%	[*]
[*]	[*]	[*]%	[*]
[*]	[*]	[*]%	[*]
[*]	[*]	[*]%	[*]

Table 4

Cost of Goods Markup Matrix for [*]
[*] Volume*	Applicable Cost Mark-up (non-cumulative)
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%

*[*] Volume” means [*] purchased by Retailer from Prime Supplier during the prior Contract Year. Notwithstanding the foregoing, the Parties agree for the first Contract Year to provide an applicable Cost of Goods Markup of Cost minus [*]%. Within thirty (30) days following the end of the first Contract Year, the Parties will review the actual SynerGx Volume for such year. If the actual [*] Volume exceeds $[*], then Prime Supplier shall provide Company with a true-up adjustment at the applicable Cost of Goods Markup and Company will adjust Retailer’s rebates accordingly. If the actual [*] Volume is less than $[*], then Company will provide Prime Supplier with a true-up adjustment at the applicable Cost of Goods Markup and Company’s rebates to Retailer will be adjusted accordingly. Such true-up adjustment will be paid by the relevant Party within sixty (60) days after the end of the first Contract Year.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 3

LIST OF CORE SPECIALTY PRODUCTS

[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 4

DRUG SUPPLY CHAIN SECURITY ACT

AGREEMENT TO MAINTAIN TRANSACTION DATA

This agreement to maintain transaction data constitutes the written agreement described in Section 582(d)(1)(B) of the Drug Supply Chain Security Act (“DSCSA”), between Thrifty Drug Stores, Inc., dba Thrifty White Pharmacy (“Thrifty White”) and its Affiliate Program member, Tabula Rasa HealthCare, Inc. (“Dispenser”). This agreement is effective as of the July 1, 2015, or, if signed after July 1, 2015, the date this agreement was signed (the “Effective Date”). Dispenser is responsible for maintaining a copy of this agreement and entering into this agreement does not relieve Dispenser of its obligations under Section 582(d) (1) of the DSCSA.

1.

Effective July 1, 2015, Section 582 (d) (1)(A) of the DSCSA requires in part, pharmacies (“Dispensers”) to capture and transmit the transaction history, transaction information and transaction statement (collectively “Transaction Data”) for pharmaceutical products received from the Dispenser’s authorized wholesaler(s).

2.

Subject to the termination provisions below, Thrifty White agrees to confidentially maintain for six (6) years, beginning on the date of a transaction, the Transaction Data required to be maintained by Dispenser under subsection 582(d) of the DSCSA at no additional charge to Dispenser. Dispenser may access the Transaction Data data at Thrifty White’s proprietary website http://irp.thriftywhite.com. Only Transaction Data for products sold to Dispenser by Thrifty White will be maintained under this agreement. Dispenser agrees that it is responsible for maintaining for six (6) years the transactional data required by DSCSA for product it receives direct from the manufacturer (e.g., by drop shipment) or from any sources other than Thrifty White.

3.

This agreement will automatically terminate upon termination or expiration of the distribution relationship that Dispenser has with Thrifty White. In addition, either party may terminate this agreement at any time upon thirty (30) day written notice of termination to the other party. After termination, Thrifty White will provide Dispenser’s Transaction Data maintained by Thrifty White to Dispenser in a mutually agreeable electronic format. Thereafter, Dispenser is responsible under the DSCSA and under this agreement to retain and maintain the Transaction Data for the 6 year period.

4.

The transactional data maintained by Thrifty White may be exported by Dispenser at any time up to thirty (30) days following termination of this agreement. Thrifty White will provide the maintained transactional data to Dispenser in an export file upon request at termination of this agreement.

5.

NEITHER THRIFTY WHITE NOR ANY OF ITS SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES WILL BE LIABLE FOR UNAUTHORIZED ACCESS TO THE MAINTAINED TRANSACTION DATA, UNLESS AND ONLY TO THE EXTENT THAT THIS DISCLAIMER IS PROHIBITED BY APPLICABLE LAW. THRIFTY WHITE DOES NOT WARRANT THAT THE

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICES WILL BE UNINTERRUPTED, ERROR-FREE OR THAT ALL DEFECTS WILL BE CORRECTED. EXCEPT AS EXPRESSLY REQUIRED BY LAW. NEITHER THRIFTY WHITE NOR ITS SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES WILL BE LIABLE FOR ANY PUNITIVE, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, OR FOR ANY LOST DATA, LOST BUSINESS OR DAMAGE TO GOODWILL, EVEN IF ADVISED OF THE POSSIBILITY OF SAME, AND REGARDLESS OF WHETHER THE CLAIMS ARE BASED IN CONTRACT, TORT, STRICT LIABILITY, INFRINGEMENT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

6.

This agreement shall be governed, construed and enforced in accordance with the laws of the State of Minnesota, without regard to its conflict of laws rules. Thrifty White and Dispenser are separate legal entities and independent parties. This agreement does not create an agency, joint venture, or partnership between Thrifty White and Dispenser, and does not constitute legal advice from Thrifty White to Dispenser with respect to Dispenser’s obligations under the DSCSA. Thrifty White recommends that Dispenser contact its attorney for advice regarding its obligations under the DSCSA.

Please indicate Dispenser’s agreement and understanding of this agreement to maintain DSCSA Transaction Data by signing on behalf of Dispenser in the space provided below. By signing on behalf of Dispenser, you represent and warrant that (i) you are duly authorized to and have full legal authority to bind Dispenser to this agreement and (ii) you agree, on behalf of Dispenser, to this agreement.

(DISPENSER)	THRIFTY DRUG STORES, INC.

By:	By:

Title:	Title:

Date:	Date:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.